Exhibit 10.7

ENSCO INTERNATIONAL INCORPORATED
2005 LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS

        The Board of Directors (the "Board") of Ensco International Incorporated, a Delaware corporation (the "Company"), has determined that it is in the best interests of the Company and its stockholders to provide additional incentive to selected Employees of the Company and the Subsidiaries of the Company to continue in the employ of the Company or its Subsidiaries. Accordingly, the Nominating, Governance and Compensation Committee of the Board (the "Committee") has adopted the revised and restated Ensco International Incorporated 2005 Long-Term Incentive Plan (the "Plan") pursuant to which Performance Unit Awards may be granted. In furtherance of the purposes of the Plan and pursuant thereto, the Executive Compensation Subcommittee of the Committee has granted a Performance Unit Award to the Participant as specifically described in the Terms and Conditions Acceptance Agreement (the "Acceptance Agreement") which must be executed by the Participant as of the Date of Grant specified in the Acceptance Agreement to reflect his or her acceptance of the following Terms and Conditions:

        1. Grant of Performance Unit Award. The Company hereby grants (the "Performance Unit Award") to the Participant, subject to the terms, conditions and restrictions set forth in the Plan and those specified herein, the Performance Unit Award specified in the Acceptance Agreement for this Performance Unit Award. This Performance Unit Award shall not become effective unless and until the Participant executes and delivers to the Company, or its designee, an executed Acceptance Agreement in form and substance satisfactory to the Company, or its designee, following which this Performance Unit Award shall be effective as of the Date of Grant. The Acceptance Agreement and the terms, conditions and restrictions set forth herein shall collectively constitute the Performance Unit Award Agreement (the "Agreement") for this Performance Unit Award.

        2. Non-Transferability; Vesting. The amount, if any, which becomes payable pursuant to this Performance Unit Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner during the Performance Period, other than by a then-effective designation of beneficiary (the "Designation of Beneficiary") or the default provisions of Section 3(b) hereof in the event of the Participant's death. The amount, if any, which becomes payable pursuant to this Performance Unit Award shall not be assignable by operation of law or subject to execution, attachment or similar process. Any attempted sale, pledge, assignment, hypothecation, transfer or other disposition of the amount, if any, which becomes payable pursuant to this Performance Unit Award contrary to the provisions of this Agreement or the Plan and the levy of any execution, attachment or similar process upon that amount shall be null and void and without force or effect. No transfer of the Performance Unit Award by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. The transfer pursuant to a then-effective Designation of Beneficiary or, if applicable, the default provisions of Section 3(b) hereof, shall be binding upon the executors, administrators, heirs and successors of the Participant. The vesting of the restrictions on the Performance Unit Award shall be subject to acceleration on the terms and conditions stated in the Plan and in Section 3 hereof.

        3. Termination of Employment.

              (a)    Except as provided in Sections 3(b)-(f) below, upon the Committee's written certification in accordance with Section 8(h) of the Plan that a payment for the Performance Period is due under this Performance Unit Award, the Participant shall be entitled to the payment of the amount certified by the Committee if the Participant remained continuously employed by the Company or a Subsidiary until the last day of the Performance Period.

        Payments under this Performance Unit Award shall be made by issuance of shares of common stock of the Company (the "Shares") with an aggregate Fair Market Value (within the meaning of Section 2 of the Plan) determined as of the date of issuance equal to the aggregate amount payable, or in cash in one lump sum payment, or by a combination of Shares and cash. It is intended that payments under this Performance Unit Award shall be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee that payment of this Performance Unit Award is due and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Performance Unit Award and the Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and Treas. Reg. §§1.409A-3(a)(4) and (b).

              (b)     If the Participant ceases to perform Services for the Company and its Subsidiaries as a result of his or her Retirement on or after his or her Normal Retirement Age during the Performance Period, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Measures established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant's targeted amount under the Performance Unit Award to become payable. Except as provided in Section 3(f), the Participant shall be entitled to receive payment of the amount determined pursuant to this Section 3(b) within sixty (60) days of the date the Participant's Services terminates.

              (c)     If the Participant is unable to continue to perform Services for the Company and its Subsidiaries by reason of his or her death or Permanent and Total Disability during the Performance Period, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Measures established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant's targeted amount under the Performance Unit Award to become payable. If a Participant's employment is terminated during the Performance Period because of his or her death, any earlier payment provided by the Company in settlement of this Performance Unit Award shall be made to the individual designated by the Participant pursuant to his or her then-effective Designation of Beneficiary filed by the Participant with the Company, or, in the event the Participant's primary beneficiary and contingent beneficiary predecease the Participant or the Participant fails to file a Designation of Beneficiary, to the executor or administrator of the Participant's estate. The Participant (or such other individual or estate in the event of his or her death) shall be entitled to receive payment of the amount determined pursuant to this Section 3(c) within sixty (60) days of the date the Participant's Services terminates.

              (d)     Except as provided in Section 3(e) hereof, if the Participant ceases to perform Services for the Company and its Subsidiaries for any reason other than Retirement on or after his or her Normal Retirement Age, Permanent and Total Disability, or death during the Performance Period or before the Participant's Performance Unit Award has been certified by the Committee pursuant to Section 8(h) of the Plan, then the Participant shall forfeit that unpaid Performance Unit Award and shall not be entitled to receive any payment under the Plan with respect to his or her Performance Unit Award for such Performance Period.

              (e)     Notwithstanding the foregoing and subject to the provisions of this Section 3(e), in the event of a Change in Control of the Company (as defined below) and the subsequent termination of the Participant's Services with the Company and its Subsidiaries by the Company without Cause (as defined below), or the subsequent termination of the Participant's Services with the Company and its Subsidiaries by the Participant within thirty (30) days of his or her discovery of the occurrence of one or more events which constitute Good Reason (as defined below), in either case within two (2) years following such Change in Control, the Performance Unit Award shall be interpreted as if the specific targets related to the Performance Measures established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant's targeted amount under the Performance Unit Award to become payable. In the event of the occurrence of any event which constitutes Good Reason and in the event the Participant wishes to resign from his or her employment on the basis of the occurrence of such event, the Participant shall give notice of his or her proposed resignation, and the successor corporation shall have a period of thirty (30) days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the successor corporation fails to so remedy said breach or occurrence by expiration of said thirty (30)-day period, the Participant shall be deemed to have resigned from his or her employment for Good Reason pursuant to this Section 3(e) and shall be treated as if his or her employment has been terminated without Cause and, except as provided in Section 3(f), he or she shall be entitled to the payment of the amount determined pursuant to this Section 3(e) within sixty (60) days of the date the Participant's Services terminates.

        For purposes of this Section 3(e), a "Change in Control" shall mean the occurrence of either of the following events: (i) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires (together with voting securities of the Company held by such person or group) more than fifty percent (50%) of the total voting power of the stock of the Company, or (ii) a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

        Notwithstanding the foregoing paragraph, a "Change in Control" of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the voting stock of the Company immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (a) own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (b) are the ultimate parent with direct or indirect ownership of all of the voting stock of the Company after such transaction or series of transactions.

        For purposes of this Agreement, "Cause" is defined as and limited to (i) gross misconduct or gross neglect by the Participant in the discharge of his or her duties as an Employee of the Company or any of its Subsidiaries, (ii) the breach by the Participant of any policy or written agreement with the Company or any of its Subsidiaries, including, without limitation, the Company's Code of Business Conduct (Ethics) Policy, any employment or non-disclosure agreement, (iii) proven dishonesty in the performance of the Participant's duties, (iv) the Participant's conviction or a plea of guilty or nolo contendere to a felony or crime of moral turpitude, or (v) the Participant's alcohol or drug abuse; provided, however, the Participant shall not be deemed to have been dismissed for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the Board or the Committee at a meeting of the Board or Committee duly called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before the Board or Committee), finding that in the good-faith, reasonable opinion of the Board or Committee, the Participant was guilty of the conduct set forth in this sentence and specifying the particulars thereof in detail.

        For purposes of this Section 3(e), "Good Reason" shall mean (i) without the Participant's express written consent, the assignment of the Participant to any position which is not at least equivalent to the Participant's duties, responsibilities and status within the Company and its Subsidiaries immediately prior to the Change in Control, (ii) a reduction of the Participant's base salary or of any bonus compensation formula applicable to him or her immediately prior to the Change in Control, (iii) a failure to maintain any of the employee benefits to which the Participant is entitled at a level substantially equal to or greater than the value to him or her and his or her dependents of those employee benefits in effect immediately prior to the Change in Control through the continuation of the same or substantially similar plans, programs, or policies, or the taking of any action that would materially affect the Participant's participation in or reduce the Participant's benefits under any such plans, programs or policies, or deprive the Participant or his or her dependents of any material fringe benefits enjoyed by the Participant immediately prior to the Change in Control, (iv) the failure to permit the Participant to take substantially the same number of paid vacation days and leave to which the Participant is entitled immediately prior to the Change in Control, or (v) requiring the Participant who is based in the present office of the Company in Dallas, Texas on the date a Change in Control of the Company occurs to be based anywhere other than within a fifty (50) mile radius of the present office of the Company in Dallas, Texas, except for required travel on business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change in Control.

              (f)     Notwithstanding the date of payment specified by Section 3(b) or 3(e) above with respect to the amount determined pursuant to such subsection, if the Participant is a Specified Employee on the date he or she ceases to perform Services for the Company and its Subsidiaries, payment of that amount shall not be made until the date which is six (6) months after that date.

        For purposes of this Section 3(f), "Specified Employee" shall mean an Employee for each twelve (12)-consecutive month period that begins on any April 1st and immediately follows a calendar year during which such Employee was, at any time during that calendar year (i) an officer of the Company or any Subsidiary having annual compensation greater than $150,000 (as adjusted under Section 416(i)(1) of the Code); (ii) a more than five-percent owner of the Company or any Subsidiary; or (iii) a more than one-percent owner of the Company or any Subsidiary having annual compensation from the Company and all Subsidiaries of more than $150,000. For this purpose, "annual compensation" shall mean annual compensation as defined in Section 415(c)(3) of the Code, which includes amounts contributed by the Company and all Subsidiaries pursuant to a salary reduction agreement which are excludable from the Participant's gross income under Section 125, 402(e)(3), 402(h)(1)(B), 408(p)(2)(A)(i), 457 or 403(b) of the Code, and elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. For this purpose, no more than 50 Employees (or, if lesser, the greater of three or ten percent of the Employees) shall be treated as officers. The constructive ownership rules of Section 318 of the Code (or the principles of that section, in the case of an unincorporated Subsidiary) shall apply to determine ownership in each Subsidiary.

        4. Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company or its Subsidiaries as long as the Participant continues performing Services for the Company or its Subsidiaries and the relationship between the Participant and the Company or its Subsidiaries is the legal relationship of employer and employee within the meaning of Section 3401(c) of the Code. In order for a Participant's Services to be considered to have terminated for purposes of Sections 3(b) and (e), such Retirement or other termination of employment must constitute a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h)(1). Any question as to whether and when there has been a termination of such continuous Services as an Employee for purposes of this Agreement, and the cause of such termination for purposes of this Agreement, shall be determined by Committee, and its determination shall be final, conclusive and binding.

5. No Employment Rights. No provision of this Agreement or the Plan shall be construed to give the Participant any right to remain an Employee of, or to continue to provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company or any Subsidiary to terminate the Participant's Services at any time, with or without Cause.

        6. Tax Withholding. Performance Unit Awards under the Plan will be subject to withholding as required by law. To the extent the Participant is subject to withholding of federal, state or local income taxes and/or other taxes imposed by the country of residence or citizenship of the Participant or the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Participant or is obligated to the Company or any of its Subsidiaries under the Company's tax equalization or hypothetical tax policies or specific agreements relating thereto, the Participant shall, at such time as the payment under this Performance Unit Award or other amounts received pursuant to this Performance Unit Award first becomes includable in the gross income of the Participant for such income tax purposes, pay to the Company or its designee, or make arrangements satisfactory to the Committee or its designee regarding payment of, any and all such taxes of any kind required to be withheld with respect to such income or owed to the Company or its Subsidiaries. Subject to approval by the Committee or its designee, the Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by authorizing the Company or its designee to withhold from Shares to be issued pursuant to any vesting under this Performance Unit Award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the statutory prescribed amount of the withholding due.

        7. Return of Proceeds. If (i) the Participant engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (A) the Participant's voluntarily resignation or Retirement from his or her position as an Employee, or (B) his or her status as an Employee was terminated by the Company for Cause (as defined in Section 3(e) hereof) (either event constituting a "Termination"), and (ii) the Performance Unit Award held by the Participant had vested and become payable within one (1) year of the date of Termination, then the Participant shall remit to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to the sum of (i) the Fair Market Value of the Shares issued in settlement of the Performance Unit Award, and (ii) the lump sum cash payment received by the Participant pursuant to the Performance Unit Award.

        8. Notices. Notices delivered under this Agreement shall be delivered to the Company at its principal office (Attention: Secretary), and to the Participant at such address as the Participant shall designate in writing to the Company.

        9. Binding Effect and Interpretation. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Participant. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. All undefined capitalized terms used herein shall have the meaning assigned to them in the Plan. The Board or the Committee shall have the authority to construe the terms of this Agreement, and such determinations shall be final and binding on the Participant, and the Company and its Subsidiaries. The Participant may obtain a copy of the Plan on the Plan Administrator's website or by contacting Human Resources Compensation and Benefits.

        10. Governing Law. This Agreement and all actions hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of principles thereof.

ENSCO 2005 Long-Term Incentive Plan
Terms and Conditions Acceptance Agreement

You have been granted, subject to your acceptance, the following Performance Unit Award pursuant to the ENSCO 2005 Long-Term Incentive Plan (the "Plan"):

Name of Participant: Type of Grant: Date of Grant: Performance Period: Performance Goals and Weighting Target Amount of Performance Unit Award	[First Name] [Last Name] Performance Unit Award [Date] [Performance Period] Relative Stockholder Return-50% Absolute ROCE-25% Relative ROCE-25% [$]

The terms of the grant referenced herein are subject to the provisions of the Plan, as well as the Performance Unit Award Agreement Terms and Conditions. The Plan document and a summary of foreign taxation on equity awards in various jurisdictions are available to you through the Human Resources Department and may be accessed on the Merrill Lynch Benefits Online website. Attached for your review is an Award Summary which provides the Performance Goals (definitions and formulas) relative to the Performance Period noted above.

The income resulting from payment under the Performance Unit Award is subject to the Plan's withholding provisions and ENSCO's International Taxation on Equity Awards Policy which may require cooperation by covered expatriate employees, in arranging for satisfaction of required withholding, and may obligate such employees to make hypothetical tax payments to ENSCO in satisfaction of governmental or ENSCO required withholding. Subsequent to any tax filings by U.S. expatriate employees, tax refunds or tax savings resulting from foreign tax credits are to be returned to the Company pursuant to the Policy.

Subject to certain exceptions, you must continue as an active full-time employee of ENSCO or an affiliated company through the payment certification date for the Performance Period to become entitled to any payment under the Performance Unit Award.

The Performance Unit Award is subject to forfeiture under certain circumstances, and your entitlements thereunder may be limited in the event of a termination of employment with ENSCO or its affiliated companies. Furthermore the payments received within one year before or after the termination of your employment are subject to the "Return of Proceeds" provisions which apply to these grants in the event you engage in competitive activity within the one-year period following your termination.

By signing this Acceptance Agreement, you agree to accept the above grant under and pursuant to the terms and conditions of the Plan as well as the Performance Unit Award Agreement Terms and Conditions and, for covered expatriates, to cooperate with ENSCO and its affiliated companies regarding required withholding and tax equalization and hypothetical tax payments required under the International Taxation on Equity Awards Policy.

Please acknowledge your acceptance of this Agreement by signing this Acceptance Agreement and returning it to the the Company's General Manager - Human Resources and Security no later than             , 2009.

ACCEPTED AND AGREED

[First Name] (Last Name], Participant

                                                   , 2009